Exhibit 99.1

NEWS FROM

Media Contact	February 23, 2006

Andy Brimmer, 205-410-2777

HEALTHSOUTH CORPORATION ANNOUNCES PLANS TO OFFER CONVERTIBLE

PERPETUAL PREFERRED STOCK

BIRMINGHAM, Ala., February 23, 2006 -- HealthSouth Corporation (OTC Pink Sheets: HLSH) announced today that it plans to issue up to $300 million of convertible perpetual preferred stock through an offering to qualified institutional buyers pursuant to a private placement exemption under the Securities Act of 1933. This preferred stock will be convertible into HealthSouth common stock.

The purpose of the preferred stock issuance is to reduce HealthSouth's outstanding indebtedness. If HealthSouth successfully completes its previously announced recapitalization transactions, the amount of senior unsecured interim term loans HealthSouth will be permitted to borrow in connection with the recapitalization transactions will be reduced by the amount of gross proceeds that HealthSouth receives from the preferred stock issuance. If the recapitalization transactions are not completed, HealthSouth will use the net proceeds that it receives from the preferred stock issuance to repay a portion of its outstanding senior unsecured indebtedness.

The issuance of the preferred stock will be subject to market conditions and other conditions and there can be no assurance that the issuance will be consummated.

The convertible perpetual preferred stock and the underlying common stock issuable upon conversion have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not constitute an offer to sell, or solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About HealthSouth

HealthSouth is one of the nation's largest providers of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties. HealthSouth's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to: the investigation by the Department of Justice into HealthSouth's financial reporting and related activity calling into question the accuracy of the Company's previously filed financial statements; the outcome of pending litigation relating to these matters; significant changes in HealthSouth's management team; HealthSouth's ability to successfully refinance its existing indebtedness as it becomes due; HealthSouth's ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; HealthSouth’s ability to successfully remediate its internal control weaknesses; changes, delays in or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company's SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2004.

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